UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2018

NGL ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136
(Address of principal executive offices) (Zip Code)

(918) 481-1119
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 30, 2018, as a result of the sale of a portion of the Retail Propane segment (as discussed further below), Dr. Shawn Coady resigned from his position as President and Chief Operating Officer, Retail Division, and will no longer be a Named Executive Officer. Dr. Coady will remain as a member of the Board of Directors of the NGL Energy Holdings LLC, the general partner of NGL Energy Partners LP.

Item 8.01.	Other Events.

On March 30, 2018, NGL Energy Partners LP (“NGL”) closed the sale of a portion of its Retail Propane segment to DCC LPG for $200 million in cash, adjusted for working capital. NGL retained all profits from this business through March 31, 2018.

On March 30, 2018, NGL closed the Sawtooth natural gas liquids and refined products joint venture with Magnum Liquids, LLC, a portfolio company of Haddington Ventures LLC, along with Magnum Development, LLC and other Haddington-sponsored investment entities (collectively “Magnum”). Magnum acquired an approximately 28.5% interest in Sawtooth from NGL, in exchange for consideration consisting of a cash payment of approximately $37.6 million (excluding working capital) and the contribution of certain refined products rights and adjacent leasehold. NGL will own approximately 71.5% of the joint venture; and within the next three years, Magnum has options to acquire NGL’s remaining interest for an additional $182.4 million.

A press release issued by NGL on April 2, 2018, relating to the foregoing transactions is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP
	By:	NGL Energy Holdings LLC,
its general partner
Date: April 3, 2018		By:	/s/ Robert W. Karlovich III
Robert W. Karlovich III
Chief Financial Officer